Exhibit 99.1

Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Investor Contact:
Mindy Lowe
Esperion Therapeutics, Inc.
734-887-3903

mlowe@esperion.com

Esperion Therapeutics Provides ETC-1002 Development Program Update; Reports Third Quarter 2014 Financial Results

Conference Call and Webcast on Monday, November 10, 2014 at 4:30 p.m. Eastern Time

Ann Arbor, Mich., —(November 10, 2014)— Esperion Therapeutics, Inc. (NASDAQ: ESPR), an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral low-density lipoprotein cholesterol (LDL-cholesterol) lowering therapies for the treatment of hypercholesterolemia and other cardiometabolic risk markers, today provided ETC-1002 development program updates and financial results for the third quarter ended September 30, 2014.

“October proved to be truly transformational for Esperion. We announced positive top-line results from our Phase 2b ETC-1002-008 clinical trial in statin intolerant and statin tolerant patients, and successfully completed a follow-on public offering raising nearly $100 million,” said Tim M. Mayleben, president and chief executive officer of Esperion. “Esperion is now positioned to advance development of ETC-1002 through a comprehensive Phase 3 program in patients with hypercholesterolemia and other cardiometabolic risk markers.”

Third Quarter Development Program Highlights

•                  In July, Esperion initiated enrollment in ETC-1002-014, a Phase 2 study in 144 patients with hypercholesterolemia and hypertension. The randomized, double-blind, parallel group, multicenter study is evaluating 180 mg of ETC-1002 as monotherapy as compared with placebo for six weeks. Top-line results are expected in Q2 2015.

•                  On October 1st, Esperion announced positive top-line results from the ETC-1002-008, Phase 2b clinical study in patients with hypercholesterolemia with or without statin intolerance. ETC-1002 treated patients achieved LDL-cholesterol lowering of up to 30 percent as monotherapy at 12 weeks as compared to 21 percent in the ezetimibe group, and LDL-cholesterol reductions of almost 50 percent when ETC-1002 was added to ezetimibe.

•                  In mid-October, Esperion completed enrollment for ETC-1002-009, a Phase 2b study in 134 patients with hypercholesterolemia who already take a statin and who are not yet at their LDL-cholesterol goal. The randomized, double-blind, parallel-group, multicenter study is evaluating parallel doses of ETC-1002 added-on to statin therapy over 12 weeks. Top-line results are expected in March 2015.

Upcoming Milestones

•                  By early 2015, final reports from the two-year carcinogenicity studies will be submitted to the U.S. Food and Drug Administration (FDA).

•                  In March 2015, top-line results from Phase 2b of the ETC-1002-009 trial will be announced.

•                  In the second quarter of 2015, top-line results from Phase 2 of the ETC-1002-014 trial will be announced.

2014 Third Quarter Financial Results

As of September 30, 2014, cash, cash equivalents and investment securities totaled $58.0 million compared with $77.6 million at December 31, 2013. Cash, cash equivalents and investment securities at September 30, 2014, did not include the net proceeds of approximately $91.6 million from the October 2014 public offering.

Research and development expenses were $7.2 million for the third quarter of 2014 and $19.1 million for the nine months ended September 30, 2014, compared with $3.5 million and $8.7 million for the comparable periods in 2013. The increase in research and development expenses was largely driven by the advancement of the ETC-1002 program through later stages of clinical development.

General and administrative expenses were $2.5 million for the third quarter of 2014 and $7.7 million for the nine months ended September 30, 2014, compared with $1.9 million and $4.3 million for the comparable periods in 2013. The increase in general and administrative expenses was largely driven by incremental expenses to support public company operations, changes in headcount including increased stock-based compensation expense and other costs to support Esperion’s growth.

Net loss was $9.8 million for the third quarter of 2014 and $26.9 million for the nine months ended September 30, 2014, compared with a net loss of $5.2 million and $16.4 million for the comparable periods in 2013.

Esperion had approximately 15.5 million shares of common stock outstanding, with another 2.0 million to be issued upon exercise of options and warrants, and $5.0 million of debt outstanding as of September 30, 2014. Common stock outstanding at September 30, 2014, did not include 4.9 million shares issued in the October 2014 public offering.

2014 Financial Outlook

Esperion continues to expect that full-year 2014 net cash used in operating activities will be approximately $35 million, and as a result of the recent completion of a follow-on offering, it expects to end 2014 with approximately $140 million in cash, cash equivalents and investment securities on December 31, 2014. The Company estimates that current cash resources are sufficient to fund ETC-1002 through the completion of its Phase 3 development program and company operations into 2018.

Conference Call and Webcast Information

Esperion management will conduct a conference call to discuss financial and operational results for the third quarter ended September 30, 2014 and other matters related to its future operations and performance. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing access code 27454661. A live, listen-only webcast of the conference call can be accessed on the investor relations section of the Esperion website at www.esperion.com. A webcast replay of the call will be available approximately two hours after completion of the call and will be archived on the company’s website for two weeks.

Esperion’s Commitment to Cardiometabolic Disease

Esperion is committed to improving the lives of patients with cardiometabolic diseases. The Esperion team leverages its understanding of, and experience with, key biological pathways to discover and develop innovative therapies for the treatment of patients with hypercholesterolemia who have uncontrolled cholesterol levels despite the use of currently available therapies. Esperion has assembled a portfolio of programs including one product candidate in late-stage clinical evaluation (ETC-1002) and two pre-clinical product candidates.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, LDL-cholesterol lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers. ETC-1002, Esperion’s lead product candidate, is a unique, first-in-class, orally available, once-daily small molecule designed to lower LDL-cholesterol levels and avoid the side effects associated with therapies currently available for lowering LDL-cholesterol. ETC-1002 is being developed for patients with hypercholesterolemia, including those with a history of statin intolerance. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of, and clinical development plan for, ETC-1002, the anticipated timing for reporting top-line results from Esperion’s ongoing studies, including ETC-1002-009 and ETC-1002-014 and for submitting results from its two-year nonclinical carcinogenicity studies to the FDA, and Esperion’s projections for net cash used in operating activities for 2014, cash and cash equivalents and investment securities at December 31, 2014 and availability of cash resources. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that positive results from a clinical study of ETC-1002 may not necessarily be predictive of the results of future clinical studies, particularly in different or larger patient populations, or the risk that other unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Therapeutics, Inc.

Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)

Cash and cash equivalents	$40,232	$56,537
Working capital	48,948	56,417
Investments	17,784	21,062
Total assets	60,530	78,294
Total debt	4,929	—
Common stock	15	15
Accumulated deficit	(94,981)	(68,063)
Total stockholders’ equity	50,223	74,091

Esperion Therapeutics, Inc.

Statement of Operations

 (In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Operating expenses:
Research and development	$7,174	$3,483	$19,102	$8,676
General and administrative	2,526	1,924	7,742	4,347
Total operating expenses	9,700	5,407	26,844	13,023
Loss from operations	(9,700)	(5,407)	(26,844)	(13,023)

Interest expense	(135)	—	(136)	(936)
Change in fair value of warrant liability	—	—	—	(2,587)
Other income, net	29	169	62	147
Net loss	$(9,806)	$(5,238)	$(26,918)	$(16,399)
Net loss per common share (basic and diluted)	$(0.64)	$(0.34)	$(1.75)	$(3.05)
Weighted average shares outstanding (basic and diluted)	15,432,641	15,253,704	15,397,745	5,371,335